Exhibit 99.1

SPECIAL MEETING OF THE BOARD OF DIRECTORS OF NEW MEDIUM ENTERPRISES, INC.

A Special meeting of the Board of Directors of New Medium Enterprises, Inc. was held on November 2, 2006. The following Board members of the Company were present via e-mail:-

Mahesh Jayanarayan, Rupert Stow, Eugene Levich, Irene Kuan and Barry Williamson

The following proposals tabled on the agenda dated November 2, 2006, listed below have been approved and passed by the Board on 3rd November 2006 and will be recommended for shareholders consent.

Compensation package for Directors/Management and Consultants subject to majority Shareholder consent.

Resolution 1

Each year the Directors and Management may be granted certain options based on Performance and in accordance with the Company’s Stock Compensation Plan. This will include the Service Based shares to be currently issued.

The distribution of these shares will be at the sole discretion of the Executive Board and subject to approval by the main Board.

Resolution 2

Directors and Management are to be issued shares of up to 33 million.

A) Restricted Stock Award for services in relation to commercialization of NME product

Immediate issuance of shares, validly issued, fully paid for and non-assessable shares of the Common Stock $.0001 par value of New Medium Enterprises, Inc. The executive or officer will have to serve a minimum of 12 months from the date of issue of the shares as an officer of NME. The executive, or officer is not entitled to unrestricted selling of the granted shares during the period of his/her employment as these shares have a vested period of 3 years, and may sell only a third of the awarded shares after the end of the first year of award, another one third after the second year of service and the remaining third after the third year of service. However, the executive, or officer will be entitled to such shares should his employment be terminated prematurely without cause or in the event of the hostile take over of the company. In these cases there is no restriction on selling the shares other than SEC rules and regulations should apply.

The future disposal of such shares will be subject to US SEC rules and regulations, and may require a further vested period.

The following are the Officers granted this award:

a)	CEO - Mahesh Jayanarayan, to be awarded 15 million shares.
b)	CTO - Eugene Levich, to be awarded 7 million shares.
c)	Scientific Team, to be awarded 8 million shares. The Scientific Team is as follows: Sergey Magnitskiy, Zharkyn Tursynov, Vladimir Binyukov, Dmitry Malakhov and Tatiana Lisovskaya.
d)	CFO- Irene Kuan to be awarded 1 million shares.
e)	Senior and Middle Management team - each member will be awarded 50,000 shares.
f)	Non-Executive Directors, Barry Williamson and Rupert Stow to be awarded 250,000 shares each.

The following consultants are to be awarded restricted shares:-

a)
Mr. Andrew Danenza will be granted an immediate issuance of Restricted Shares of 3 million shares. This is in lieu of payment for his services to the company in the last quarter as well as his ongoing role for the next 12 months.

b)	Ethel Schwartz or her nominees will be granted an immediate issuance of Restricted Shares of 3 million shares. These shares are in lieu of payment for her advisory work to date.

All the above consultants will also be subject to the vesting period of 1 year and will receive Rule 144 stock.

B) Consolidated Profit Related Performance Award

The Company will grant, subject to the Company achieving net consolidated operational profits (excluding Research and Development costs) at the end of each financial year, these options to the following officers listed below.

For each calendar year of service from the date of the resolution and for a maximum period of 3 years, the executives and officers will be granted an option to exercise the purchase of shares granted above at the average closing price of the last 3 calendar month of the year. The share options may be exercised in full or partially as per the discretion of the person, and if not exercised will expire at the end of 12 months of each financial year.

The computation of the exercise price will be based on the moving average for the last 90 days (3 months) of the OTC Exchange. This is because the stock is thinly traded and highly volatile on the OTC, and therefore the Board feels that it is more prudent to use this method of computation. However, if the price is on another recognized Exchange, like NASDAQ or American Stock Exchange, then the 30 day moving average price will be used as there will be adequate trading volume and have a more stable market conditions.

The Directors, Management and Employees shall be eligible for these options. However, the current officers shall be granted the following:

a)	CEO - Mahesh Jayanarayan, to be awarded 5 million shares each year for 3 years.
b)	CTO - Eugene Levich, to be awarded 5 million shares each year for 3 years.
c)
Scientific Team, to be awarded 5 million shares each year for 3 years. The Scientific Team is as follows: Sergey Magnitskiy, Zharkyn Tursynov, Vladimir Binyukov, Dmitry Malakhov and Tatiana Lisovskaya.

d)	CFO - Irene Kuan to be awarded 1 million shares over 3 years.
e)	Senior and Middle Management team - each member will be awarded shares at the discretion of the Board each year.
f)	Consultants that are approved by the board.

Resolution 3

The board to have the right to appoint an independent firm of accountants to compute the Performance based share options to the Employees.

Resolution 4

The board is to approve the appointment of an Independent Committee for dispersing compensation for all future allocation of shares.

Signing the below indicates consent as director to all actions taken at the meeting and waiver of notice of such meeting.

                 Dated: November 2, 2006

Rupert Stow Approved all of the above Abstaining from my own compensations vote	Mahesh Jayanarayan - CEO Approved all the above Abstaining from my own compensations vote

Eugene Levich Approved all the above Abstaining from my own compensations vote	Irene Kuan Approved all the above Abstaining from my own compensations vote

Barry Williamson Approved all the above Abstaining from my own compensations vote

Kindly fax all signed Board resolutions to +44 208 749 8025